UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                                FORM 8-K

                             CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:          February 24, 2000

                    BAIRNCO CORPORATION
          (Exact name of registrant as specified in its charter)

   Delaware                         1-8120          13-3057520
(State or other jurisdiction of   (Commission      (IRS Employer
 incorporation or organization)    File Number)   Identification No.)

              300 Primera Boulevard, Suite 432, Lake Mary,      FL  32746
              (Address of principal executive offices)          (Zip Code)

                    (407) 875-2222
        (Registrant's telephone number, including area code)

                    Not Applicable
               (Former name, former address and former
               fiscal year, if changed since last report)









ITEM 2.   ACQUISITION OF ASSETS

On February 15, 2000, Bairnco Corporation ("Bairnco"), through a wholly-owned subsidiary, acquired the assets of the materials business ("Signtech") of Signtech USA, Ltd. located in San Antonio, Texas, for approximately $14.5 million (subject to a purchase price adjustment). This acquisition has been accounted
for  under the  purchase  method  of  accounting.  The   purchase
price will be allocated to the assets acquired based on their estimated fair values with the balance being recorded as goodwill. The acquisition was financed through available borrowings under Bairnco's line of credit.

Signtech manufactures and distributes flexible reinforced vinyl materials used as the substrate in flexible faced sign systems. Signtech's products are sold primarily on a specification basis for corporate specified programs using various striping, heat transfer and screen print applications.

ITEM 5.   OTHER EVENTS

On February 15, 2000 Bairnco's secured, reducing revolving credit agreement (the "Credit Agreement") was amended. The amendment effectively increased the credit facility from $50 million at December 31, 1999 to $75 million, including a five-year term loan credit facility of $20 million subject to quarterly amortization of principal of $500,000 in 2000, $750,000 in 2001, $1,000,000 in
2002,  $1,250,000  in 2003 and $1,500,000 in 2004.   The  amended
credit facility also includes a letter of credit facility for $9 million which may be increased up to $15 million or decreased to $5 million with a corresponding change in the loan commitment under the revolving credit facility. The amendment extended the expiration date of the Credit Agreement from December 31, 2003 to February 22, 2005 although the term loan expires on December 31, 2004.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

The following exhibits are incorporated by reference herein:

1    Press Release
2    The Second Amended and Restated Credit Agreement dated as of
     February 22, 2000, among Bairnco Corporation and certain of its subsidiaries, as guarantors, and certain Commercial Lending Institutions and Bank of America, N.A., as the Agent for Lenders.
3    Exhibits to Second Amended and Restated Credit Agreement




                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAIRNCO CORPORATION



By:  /s/ James W. Lambert
     James W. Lambert
     Vice President Finance & Treasurer

Date:     February 24, 2000

                              EXHIBIT INDEX

Exhibit        Description

1    Press Release
2 The Second Amended and Restated Credit Agreement dated as of February 22, 2000, among Bairnco Corporation and certain of its subsidiaries, as guarantors, and certain Commercial Lending Institutions and Bank of America, N.A., as the Agent for Lenders.
3    Exhibits to Second Amended and Restated Credit Agreement